Killman, Murrell & Company P.C.

Certified Public Accountants

1931 E. 37th Street, Suite 7	3300 North ‘A’ Street, Building 4, Suite 200	2626 Royal Circle
Odessa, Texas 79762	Midland, Texas 79705	Kingwood, Texas 77339
(432) 363-0067	(432) 686-9381	(281) 359-7224
Fax (432) 363-0376	Fax (432) 684-6722	Fax (281) 359-7112

Consent of Killman, Murrell & Company, P.C., Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Nitro Petroleum, Inc. for our report dated April 28, 2008, with respect to the financial statements of Nitro Petroleum, Inc. included in its Annual Report (Form 10-KSB) for the year ended January 31, 2008, filed with the Securities and Exchange Commission. We also consent to the reference to us and to our report dated April 28, 2008, under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Killman, Murrell & Company, P.C.

Odessa, Texas

July 8, 2008